Supplement dated February 22, 2024
to the pricing supplements, each dated February 16, 2024, to the Prospectus, the Prospectus Supplement and the Product
Prospectus Supplement ERN-ETF-1, Each Dated December
20, 2023 (each, a “Note Prospectus”)
Filed pursuant to Rule 424(b)(3) Registration Statement 333-275898

Royal Bank of Canada
Notes Linked to a Basket of Closed-End Funds, due February 20, 2026
Global Medium-Term Notes, Series J
CUSIPS: 78015QHN4 and 78015QHP9
(the “notes”)

This document (the “supplement”) supplements each Note Prospectus. Capitalized terms used but not defined in this supplement have the meanings set forth in each Note Prospectus.

The Initial Price for each Basket Component was determined after the close of trading on February 21, 2024, in the manner contemplated by each Note Prospectus. The Initial Price for each Basket Component is set forth in the table below:
Basket Component	Ticker	Initial Price
abrdn Total Dynamic Dividend Fund	AOD	$8.07
abrdn Standard Global Infrastructure Income Fund	ASGI	$17.23
abrdn Global Premier Properties Fund	AWP	$3.72
BlackRock Health Sciences Trust	BME	$42.22
BlackRock Health Sciences Term Trust	BMEZ	$15.96
Saba Capital Income & Opportunities Fund	BRW	$7.19
BlackRock Science & Technology Trust	BST	$36.49
BlackRock Science & Technology Term Trust	BSTZ	$18.24
Central Securities Corporation	CET	$38.56
Duff & Phelps Utility and Infrastructure Fund Inc.	DPG	$9.06
Gabelli Healthcare & WellnessRx Trust	GRX	$9.90
John Hancock Tax-Advantaged Dividend Income Fund	HTD	$19.05
CBRE Clarion Global Real Estate Income Fund	IGR	$5.10
Nuveen Real Estate Income Fund	JRS	$7.61
MainStay CBRE Global Infrastructure Megatrends Fund	MEGI	$12.52
Neuberger Berman Next Generation Connectivity Fund Inc.	NBXG	$11.56
High Income Securities Fund	PCF	$6.52
Nuveen NASDAQ 100 Dynamic Overwrite Fund	QQQX	$23.56
Cohen & Steers REIT and Preferred Income Fund, Inc.	RNP	$20.04
Cohen & Steers Quality Income Realty Fund, Inc.	RQI	$11.66
SRH Total Return Fund, Inc.	STEW	$14.58
Columbia Seligman Premium Technology Growth Fund, Inc.	STK	$32.14
Tekla Healthcare Opportunities Fund	THQ	$19.62
Tekla World Healthcare Fund	THW	$12.64
Cohen & Steers Infrastructure Fund Inc.	UTF	$21.77

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the section "Selected Risk Considerations" beginning on page P-8 of the applicable Pricing Supplement, and “Risk Factors” beginning on page PS-6 of product supplement ERN-ETF-1 and on page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you make any invest decision relating to the notes.

You may access these documents on the SEC website at www.sec.gov as follows:
Pricing Supplement relating to CUSIP 78015QHN4, dated February 16, 2024:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124008843/ef20021935_424b2.htm
Pricing Supplement relating to CUSIP 78015QHP9, dated February 16, 2024:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124008842/ef20021934_424b2.htm
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058555/ef20016923_424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.